NEWS RELEASE

The Andersons, Inc. Reports Fourth Quarter Results

Maumee, Ohio, February 14, 2018 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the fourth quarter and full year ended December 31, 2017 and its agreement to sell three grain elevators in Tennessee.

The Company reports net income of $68.4 million, or $2.42 per diluted share and adjusted net income of $17.6 million, or $0.62 per diluted share compared to $10.1 million and $0.36 per share in fourth quarter 2016. Adjusted results exclude a $74.2 million, or $2.62 per diluted share net income tax benefit associated with recent U.S. federal income tax reform; a pretax $17.1 million goodwill impairment charge in the Plant Nutrient Group; and $10.9 million of pretax impairment charges associated with the Grain Group’s Tennessee facilities. For the full year, the Company reports net income of $41.2 million, or $1.46 per diluted share, and adjusted net income of $32.3 million, or $1.15 per diluted share, compared to $11.6 million and $0.41 per share in 2016.

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Grain Group records pretax income of $8.3 million and adjusted pretax income of $19.2 million on continued strong grain storage capacity utilization and strong risk management solutions business with farmers. The group also announces its agreement to sell three of its six Tennessee grain elevators.

•	Ethanol Group earns $6.4 million of pretax income despite weaker year-over-year margins.

•	Plant Nutrient Group reports a pretax loss of $18.0 million that includes a $17.1 million charge to write down goodwill as its primary markets remain depressed.

•	Rail Group earns $6.7 million of pretax income as the industry continues its slow improvement.

The Company reported fourth quarter 2017 net income attributable to The Andersons of $68.4 million, or $2.42 per diluted share, on revenues of $1.0 billion. These results included a $74.2 million or $2.62 per share net tax benefit as a result of recent corporate tax reform. During the fourth quarter of 2017, the Company also recorded a non-cash and mostly nondeductible goodwill impairment charge of $17.1 million or $0.59 per share related to the Plant Nutrient segment. It also recorded pretax non-cash impairment charges of $10.9 million or $0.24 per share related to its Tennessee grain assets. Adjusted net income attributable to the Company for the period was $17.6 million, or $0.62 per diluted share, compared to 2016 fourth quarter net income of $10.1 million, or $0.36 per diluted share, on revenues of $1.1 billion. The Company’s EBITDA was $25.0 million for the fourth quarter of 2017 and $40.7 million for fourth quarter of 2016. Adjusted EBITDA was $53.0 million for the quarter compared to $40.7 million in fourth quarter 2016.

In addition, the Company announced it has signed an agreement, subject to close next month, to sell its grain elevators in Humboldt, Kenton and Dyer, Tennessee, to a subsidiary of Tyson Foods, Inc. The Andersons owns three additional elevators in Tennessee that are not a part of the purchase agreement with Tyson. The Company is exploring options for these three remaining facilities.

“Our fourth quarter performance was solid considering that we continue to face some challenging market conditions in several of our businesses, and we incurred some impairment expenses,” said President and CEO Pat Bowe. “Notwithstanding expenses associated with our decision to sell the three Tennessee elevators, the Grain Group recorded better year-over-year results highlighted by significant improvements by Lansing Trade Group. For the full year, our adjusted Grain earnings improved by almost $40 million.”

Bowe continued, “As we anticipated three months ago, ethanol margins in the quarter were lower again year-over-year in spite of continued strong U.S. exports. Margins continue to be lower than last year at this time.”

“The Plant Nutrient Group’s margins continued to be challenged by an oversupply of nutrients and low farm income, even as year-over-year volumes rose considerably. We also wrote down the remainder of our wholesale fertilizer goodwill balance due to the persistent fertilizer market softness. The Rail Group’s utilization improved for the third consecutive quarter, and the group succeeded in purchasing more than 1,200 cars,” added Bowe.

“The Company will certainly benefit from the U.S. federal income tax reform enacted in late December. We recorded a significant one-time income tax benefit of $74.2 million, primarily related to the new, lower tax rate on our deferred income tax liabilities,” Bowe concluded.

For the full year, the Company reported net income attributable to The Andersons of $41.2 million, or $1.46 per diluted share, and adjusted net income attributable to The Andersons of $32.3 million, or $1.15 per diluted share. These amounts compared to net income attributable to The Andersons of $11.6 million, or $0.41 per diluted share, in 2016.  The 2016 results included pretax impairment charges of $9.1 million, including $6.5 million in the Retail Group and $2.3 million in the Plant Nutrient Group, which equated to $0.20 per diluted share. The Company’s EBITDA for 2017 and 2016 was $87.4 million and $123.9 million, respectively. Adjusted EBITDA was $157.4 million for 2017 compared to $123.9 million in 2016.

For purposes of better understanding ongoing results, the Company has expanded its pretax income disclosure in the table below to adjust for amounts that are not reflective of ongoing operations. Specifically, adjustments have been made for the goodwill impairment charged in the second and fourth quarters of 2017 associated with the Plant Nutrient Group, and for the impairment of the Grain Group’s Tennessee assets in the fourth quarter.

$ in millions	Fourth Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income (Loss)	$(0.9)	$16.7	$(17.6)	$(20.5)	$21.4	$(41.9)
Goodwill Impairment	17.1	—	17.1	59.1	—	59.1
Asset Impairment	10.9	—	10.9	10.9	—	10.9
Adjusted Pretax Income	$27.1	$16.7	$10.4	$49.5	$21.4	$28.1
EBITDA	$25.0	$40.7	$(15.7)	$87.4	$123.9	$(36.5)
Adjusted EBITDA	$53.0	$40.7	$12.3	$157.4	$123.9	$33.5

Fourth Quarter Segment Overview

Grain Group Adjusted Operating Income Improves for Fifth Consecutive Quarter

The Grain Group generated pretax income of $8.3 million and adjusted pretax income of $19.2 million in the quarter, up $6.3 million or almost 50 percent from its fourth quarter 2016 pretax income results. The group’s EBITDA was $14.3 million and $18.0 million in the 2017 and 2016 fourth quarters, respectively, and it generated adjusted EBITDA of $25.2 million and $18.0 million in the 2017 and 2016 fourth quarters, respectively.

For purposes of better understanding ongoing results, the Company has expanded its pretax income disclosure in the table below to adjust for amounts that are not reflective of ongoing operations. Specifically, an adjustment has been made for the impairment of the Grain Group’s Tennessee assets in the fourth quarter.

$ in millions	Fourth Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income (Loss)	$8.3	$12.9	$(4.6)	$12.8	$(15.7)	$28.5
Asset Impairment	10.9	—	10.9	10.9	—	10.9
Adjusted Pretax Income	$19.2	$12.9	$6.3	$23.7	$(15.7)	$39.4
EBITDA	$14.3	$18.0	$(3.7)	$39.9	$10.5	$29.4
Adjusted EBITDA	$25.2	$18.0	$7.2	$50.8	$10.5	$40.3

As the group reached an agreement to sell its Humboldt, Kenton and Dyer, Tennessee elevators, it reclassified those assets from property, plant and equipment to assets held for sale and adjusted the value of the assets to the agreed-upon purchase price less costs to sell, resulting in a $5.3 million charge. The decision to sell prompted an evaluation of the carrying value of the remaining three Tennessee elevators. That evaluation resulted in an impairment charge of $5.6 million on those assets.

The table below separates the earnings of the group’s base grain business from those of its grain affiliates. Base grain business earnings originate from grain facilities that the Company operates. The grain affiliates’ earnings originate from equity method investments in Lansing Trade Group and Thompsons Limited.

$ in millions	Fourth Quarter			Year to Date
Adjusted Pretax Income	2017	2016	Vs	2017	2016	Vs
Base Grain	$15.7	$15.9	$(0.2)	$19.8	$(5.7)	$25.5
Grain Affiliates	3.5	(3.0)	6.5	3.9	(10.0)	13.9
Total Grain Group	$19.2	$12.9	$6.3	$23.7	$(15.7)	$39.4

Base grain pretax income was slightly lower in the fourth quarter compared to 2016 results. Income from grain ownership positions improved significantly year-over-year from better basis appreciation, largely in the corn and bean markets. Risk management services income was also up as the group was able to enroll record bushels in its Freedom pricing programs. In contrast, income from grain sales was down as put-through volumes were lower given that market dynamics are currently incenting grain owners to store rather than sell. Income from sales was also impacted by the extended harvest in Michigan and Indiana.

Lansing Trade Group’s continued recovery from a poor 2016 drove a $6.5 million year-over-year improvement in Grain Group affiliates results, turning a $3.0 million fourth quarter 2016 pretax loss to pretax income of $3.5 million in the fourth quarter of 2017.

The group estimates that growers will plant 87 to 90 million acres of corn in 2018, perhaps slightly below the 90 million acres planted in 2017.  Soybean planted acres are expected to be 89 to 92 million, compared to 90 million acres planted last year.  Total wheat acres planted have been reported to be approximately 46 million in 2017 compared to 50 million in 2016.  Normal weather conditions during planting and growing seasons should create favorable storage and merchandising opportunities in the coming year.

For the full year, the group earned pretax income of $12.8 million and adjusted pretax income of $23.7 million, a substantial turnaround from the $15.7 million pretax loss realized in the same period last year.  Base grain results improved by more than $25 million on 2017 grain ownership margins that were more than twice the 2016 results. Affiliates results accounted for about $14 million of the change as Lansing Trade Group bounced back from a very disappointing 2016. The group generated EBITDA of $39.9 million and $10.5 million in 2017 and 2016, respectively. Adjusted EBITDA was $50.8 million and $10.5 million for the full years 2017 and 2016, respectively.

Ethanol Group Challenged by Continued Lower Margins

The Ethanol Group generated pretax income of $6.4 million attributable to The Andersons in the fourth quarter, about 45 percent lower than the $11.7 million pretax income attributable to The Andersons for the same period in 2016. This result was in line with group expectations and is due to lower margins.

The table below separates the results of the Ethanol Group’s unconsolidated entities, which include the Albion, Mich.; Clymers, Ind.; and Greenville, Ohio plants, from the earnings of the consolidated Denison, Iowa plant and the group’s management services income.

$ in millions	Fourth Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Equity in Earnings of Affiliates	$5.0	$8.5	$(3.5)	$12.2	$18.5	$(6.3)
Consolidated Operations and Service Fees	1.4	4.3	(2.9)	6.8	9.1	(2.3)
Pretax Income	6.4	12.8	(6.4)	19.0	27.6	(8.6)
Attributable to Noncontrolling Interests	—	1.1	(1.1)	0.1	2.9	(2.8)
Ethanol Group Pretax Income Attributable to The Andersons	$6.4	$11.7	$(5.3)	$18.9	$24.7	$(5.8)

Continued robust industry production and high ethanol stocks were the main contributors to the weaker margin environment even as the export market continued to strengthen. The average sales price of ethanol was off about 4 percent. In addition, natural gas costs were up 2.5 percent year-over-year, while corn costs were flat.

On a more positive note, the group’s industry-leading E85 sales increased year-over-year by 39 percent, and accounted for 11 percent of the group’s production for the quarter compared to a little over 9 percent in the comparable 2016 period. The group expects to continue to aggressively grow E85 sales.

Values for distillers dried grains (DDGs) improved markedly during the quarter as the group worked through the last of the 2016 corn crop’s vomitoxin issues. Better international demand for DDGs also improved pricing and margins. Those two conditions combined to drive values more than 10 percent higher than in the prior quarter but not quite up to the values of the comparable 2016 period.

The group’s facilities ran well, setting quarterly and monthly production records in the fourth quarter and December, respectively.

For the year, the group earned pretax income of $18.9 million compared to $24.7 million last year on lower margins. While the sales price of ethanol was relatively flat and the cost of corn was down by 3 percent, DDG values were down by 27 percent and the cost for natural gas was up 15 percent. E85 gallons sold were up by 26 percent.

Plant Nutrient Group Results Hurt by Continued Lower Margins

For purposes of better understanding ongoing results, the Company has expanded the Plant Nutrient Group’s pretax income disclosure in the table below to adjust for the second and fourth quarter goodwill impairment charges associated with the wholesale fertilizer business.

$ in millions	Fourth Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income (Loss)	$(18.0)	$(3.8)	$(14.2)	$(45.1)	$14.2	$(59.3)
Goodwill Impairment	17.1	—	17.1	59.1	—	59.1
Adjusted Pretax Income (Loss)	$(0.9)	$(3.8)	$2.9	$14.0	$14.2	$(0.2)
EBITDA	$(10.2)	$4.5	$(14.7)	$(12.1)	$49.3	$(61.4)
Adjusted EBITDA	$6.9	$4.5	$2.4	$47.0	$49.3	$(2.3)

The Plant Nutrient Group recorded a pretax loss of $18.0 million and an adjusted pretax loss of $0.9 million in the fourth quarter compared to a pretax loss of $3.8 million in the fourth quarter of 2016. Considering that 2016 results included $3.3 million of expenses incurred while closing a cob facility, the 2017 and 2016 fourth quarter results were comparable. The group’s current quarter EBITDA was $(10.2) million, a $14.7 million decrease compared to 2016 fourth quarter results. The comparable adjusted EBITDA amounts were $6.9 million and $4.5 million for the 2017 and 2016 fourth quarters, respectively.

As in the last several quarters, the business was impacted by low nutrient prices and an oversupply of product during the period. The group's performance in the fourth quarter was also hampered by continuing pressure on margins, even though the group achieved a healthy increase in volume.

Base nutrient (NPK) volumes were up almost 10 percent year-over-year, while higher-margin, value-added nutrient tons (low salt starter fertilizers and micro nutrients) were up nearly 18 percent. Volumes for products in the group’s other businesses (farm centers, lawn and cob) were down 27 percent; all but 10 percent of the decrease resulted from selling the group’s Florida farm centers in the first quarter.

Margins per ton were considerably lower in both base nutrients and value-added products, finishing down 25 percent and 11 percent year-over-year, respectively. Margins per ton improved considerably for the farm centers and the cob business, but were flat in the lawn fertilizer business. Those volume and margin changes combined to reduce gross profit by about $4.8 million, or more than 18 percent.

For the full year, the Group generated a pretax loss of $45.1 million and adjusted pretax income of $14.0 million, which includes a $4.7 million gain on the sale of the Florida farm centers, compared to pretax income of $14.2 million in 2016. Wholesale fertilizer volumes were slightly higher, and margins were down about 5 percent, including more than 8 percent for the value added product line. Full-year 2017 adjusted EBITDA was $47.0 million compared to $49.3 million for 2016.

The Company expects the Plant Nutrient’s wholesale fertilizer business to continue to be challenged in the near term until some supply/demand equilibrium is achieved.

Rail Group Pretax Income Reflects Lower Lease Income and Car Sale Income

The Rail Group earned fourth quarter pretax income of $6.7 million compared to $9.7 million in the same period of the prior year. The group’s adjusted fourth quarter 2017 EBITDA was $14.3 million compared to $15.6 million in the comparable 2016 period.

$ in millions	Fourth Quarter			Year to Date
Pretax Income	2017	2016	Vs	2017	2016	Vs
Lease Income	$1.9	$2.9	$(1.0)	$8.9	$13.2	$(4.3)
Car Sales	3.3	4.7	(1.4)	11.0	11.0	—
Services and Other	1.5	2.1	(0.6)	4.9	8.2	(3.3)
Total Rail Group	$6.7	$9.7	$(3.0)	$24.8	$32.4	$(7.6)
EBITDA	$14.3	$15.6	$(1.3)	$54.9	$59.0	$(4.1)
Utilization Rate	86.2%	84.8%	1.4%	85.0%	87.8%	2.8%

Base leasing operations earned $1.9 million in the fourth quarter, down $1.5 million sequentially and $1.0 million year-over-year. Utilization averaged 86.2 percent during the quarter compared to 85.8 percent sequentially and 84.8 percent during the same period last year. Average lease rates for the fleet were down about 4 percent as shorter leases at lower rates continued to have an impact. Depreciation and interest expense were each up $1.0 million and $0.7 million, respectively, primarily due to a 30 percent higher asset base. The group earned fourth quarter EBITDA of $14.3 million and $15.6 million in 2017 and 2016, respectively.

The group purchased more than 1,200 railcars during the quarter at a cost of almost $60 million, which represented its most active quarter of purchasing in more than ten years.

The group earned $3.3 million of pretax income on railcar sales in the quarter compared to $2.6 million sequentially and $4.7 million in the fourth quarter of 2016. The group scrapped more than 400 older, out-of-favor cars, but sold fewer cars outright than in the same 2016 period.

Rail’s service and other pretax income was $1.5 million in the quarter compared to $2.1 million during the same period of 2016. Repair sales were 4 percent lower year-over-year, and margins tightened. The group opened a new facility in New York during the quarter, and has announced its intent to open another in Texas in early 2018.

U.S. rail traffic excluding coal carloads was up about 2.5 percent year-over-year, but was up less than 1 percent for the full year 2017. In addition, Class I railroad efficiency was lower than 2016 levels.

For the full year, the Rail Group earned pretax income of $24.8 million compared to $32.4 million in 2016. EBITDA was $54.9 million for full-year 2017 compared to $59.0 million for 2016. Lower base leasing revenue accounted for a majority of the full-year income variance, as full year utilization and average lease rates were each modestly lower, and depreciation, freight and storage expenses were higher. Income from car sales for the two years were flat. Pretax income for 2017 also included lower earnings from the group’s barge fleet and did not include any earnings from its former investment in a short line railroad sold in early 2016.

The Rail Group will continue to pursue opportunities to enlarge its diverse lease and car portfolio and its repair network.

Company Sells a Third Retail Property; Other Net Company-Level Expenses Lower

The Company recorded pretax income of $1.8 million during the quarter from its closed retail business. This result was driven by the sale of the third of four retail properties for a gain of $2.9 million. For the full year, results from a short period of normal operations followed by liquidation activities, closing expenses and gains from property sales netted to a pretax loss of $7.3 million.

Unallocated net Company-level expenses for the fourth quarter of 2017 were $6.2 million, more than 25 percent lower than the $8.7 million incurred in the fourth quarter of 2016. Lower professional and contract services expenses accounted for most of the variance. Full year unallocated net Company-level expenses were $24.7 million, down $3.6 million or about 12 percent from 2016 levels. Professional and contract services were lower by $3.7 million, while $1.9 million less in benefits costs offset $1.9 million more depreciation and rent expense.

Company Benefits from U.S. Federal Income Tax Reform

As a result of legislation enacted in late December, the Company recognized a one-time net income tax benefit of $74.2 million, or $2.62 per diluted share. The principal component of the benefit was a $75.6 million reduction in the value of net deferred income tax liabilities driven by the reduction of the statutory U.S. federal income tax rate from 35 percent to 21 percent. The other component was a $1.4 million incremental expense associated with the one-time mandatory tax on previously deferred earnings of certain non-U.S. subsidiaries that are owned either wholly or partially by a U.S. subsidiary of The Andersons.

The company expects to benefit from a substantial decrease in its effective tax rate beginning in 2018.

Conference Call

The Company will host a webcast on Thursday, February 15, 2018, at 11 a.m. Eastern Standard Time to discuss its performance and provide an updated outlook for 2018. To access the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 4391507). We recommend that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://edge.media-server.com/m6/p/vwki6x4u. Complete the four fields as directed and click submit. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. Adjusted pretax income; EBITDA, or earnings before interest, taxes, depreciation and amortization; and adjusted EBITDA are our primary measures of period-over-period comparisons, and we believe they are meaningful measures for investors to compare our results from period to period. We have excluded the impairment charges related to our Plant Nutrient and Grain Groups, as well as the one-time benefits of recent U.S. federal income tax reform, as we believe they are not representative of our ongoing core operations when calculating adjusted pretax income, adjusted net income, adjusted earnings per diluted share and adjusted EBITDA. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided in the release and a reconciliation of net income to adjusted net income is provided in a table below.

Company Description

Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016
Sales and merchandising revenues	$1,004,072	$1,113,055	$3,686,345	$3,924,790
Cost of sales and merchandising revenues	919,236	1,009,361	3,367,546	3,579,284
Gross profit	84,836	103,694	318,799	345,506

Operating, administrative and general expenses	67,598	84,629	287,930	318,395
Asset impairment	10,913	8,820	10,913	9,107
Goodwill impairment	17,081	—	59,081	—
Interest expense	4,095	3,073	21,567	21,119
Other income:
Equity in earnings of affiliates	8,630	5,932	16,723	9,721
Other income, net	5,327	3,631	23,444	14,775
Income (loss) before income taxes	(894)	16,735	(20,525)	21,381
Income tax provision (benefit)	(69,329)	5,425	(61,824)	6,911
Net income (loss)	68,435	11,310	41,299	14,470
Net income (loss) attributable to the noncontrolling interests	25	1,165	98	2,876
Net income (loss) attributable to The Andersons, Inc.	$68,410	$10,145	$41,201	$11,594

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$2.43	$0.36	$1.46	$0.41
Diluted earnings attributable to The Andersons, Inc. common shareholders	$2.42	$0.36	$1.46	$0.41
Dividends paid	$0.165	$0.160	$0.645	$0.625

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to The Andersons, Inc.	$68,410	$10,145	$41,201	$11,594
Items impacting other income, net of tax:
Goodwill impairment	16,607	—	58,607	—
Asset impairment	6,766	—	6,766	—
Tax reform impact	(74,227)	—	(74,227)	—
Total adjusting items	(50,854)	—	(8,854)	—
Adjusted net income attributable to The Andersons, Inc.	$17,556	$10,145	$32,347	$11,594

Diluted earnings attributable to The Andersons, Inc. common shareholders	$2.42	$0.36	$1.46	$0.41

Impact on diluted earnings per share	(1.80)	—	(0.31)	—
Adjusted diluted earnings per share	$0.62	$0.36	$1.15	$0.41

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$34,919	$62,630
Restricted cash	—	471
Accounts receivable, net	183,238	194,698
Inventories	648,703	682,747
Commodity derivative assets - current	30,702	45,447
Deferred income taxes	—	—
Other current assets	63,716	72,133
Assets held for sale	37,859	—
Total current assets	999,137	1,058,126

Other assets:
Commodity derivative assets - noncurrent	310	100
Other assets, net	131,474	180,445
Equity method investments	223,239	216,931
	355,023	397,476
Rail Group assets leased to others, net	423,443	327,195
Property, plant and equipment, net	384,677	450,052
Total assets	$2,162,280	$2,232,849

Liabilities and equity
Current liabilities:
Short-term debt	$22,000	$29,000
Trade and other payables	503,571	581,826
Customer prepayments and deferred revenue	59,710	48,590
Commodity derivative liabilities – current	29,651	23,167
Accrued expenses and other current liabilities	69,579	69,648
Current maturities of long-term debt	54,205	47,545
Total current liabilities	738,716	799,776

Other long-term liabilities	33,129	27,833
Commodity derivative liabilities – noncurrent	825	339
Employee benefit plan obligations	26,716	35,026
Long-term debt, less current maturities	418,339	397,065
Deferred income taxes	122,966	182,113
Total liabilities	1,340,691	1,442,152
Total equity	821,589	790,697
Total liabilities and equity	$2,162,280	$2,232,849

The Andersons, Inc.
Segment Data (unaudited)

	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended December 31, 2017
Revenues from external customers	$641,876	$174,548	$136,881	$50,491	$276	$—	$1,004,072
Gross profit	44,976	4,609	21,554	14,030	(333)	—	84,836
Equity in earnings of affiliates	3,645	4,985	—	—	—	—	8,630
Other income, net	612	20	514	368	3,382	431	5,327
Income (loss) before income taxes	8,347	6,429	(18,047)	6,733	1,832	(6,188)	(894)
Income (loss) attributable to the noncontrolling interests	—	25	—	—	—	—	25
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$8,347	$6,404	$(18,047)	$6,733	$1,832	$(6,188)	$(919)
Three months ended December 31, 2016
Revenues from external customers	$745,179	$147,930	$136,379	$45,506	$38,061	$—	$1,113,055
Gross profit	43,866	7,097	26,478	15,240	11,013	—	103,694
Equity in earnings of affiliates	(2,605)	8,537	—	—	—	—	5,932
Other income, net	1,801	38	988	205	244	355	3,631
Income (loss) before income taxes	12,912	12,840	(3,832)	9,730	(6,204)	(8,711)	16,735
Income (loss) attributable to the noncontrolling interest	—	1,165	—	—	—	—	1,165
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$12,912	$11,675	$(3,832)	$9,730	$(6,204)	$(8,711)	$15,570
Twelve months ended December 31, 2017
Revenues from external customers	$2,106,464	$708,063	$651,824	$172,123	$47,871	$—	$3,686,345
Gross profit	131,388	19,857	104,645	52,459	10,450	—	318,799
Equity in earnings of affiliates	4,509	12,214	—	—	—	—	16,723
Other income, net	3,658	54	5,092	2,632	10,684	1,324	23,444
Income (loss) before income taxes	12,844	18,976	(45,121)	24,798	(7,309)	(24,713)	(20,525)
Income (loss) attributable to the noncontrolling interests	—	98	—	—	—	—	98
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$12,844	$18,878	$(45,121)	$24,798	$(7,309)	$(24,713)	$(20,623)
Twelve months ended December 31, 2016
Revenues from external customers	$2,357,171	$544,556	$725,176	$163,658	$134,229	$—	$3,924,790
Gross profit	108,082	20,304	122,131	55,929	39,060	—	345,506
Equity in earnings of affiliates	(8,746)	18,467	—	—	—	—	9,721
Other income, net	5,472	77	3,716	2,218	507	2,785	14,775
Income (loss) before income taxes	(15,654)	27,602	14,176	32,428	(8,848)	(28,323)	21,381
Income (loss) attributable to the noncontrolling interest	(3)	2,879	—	—	—	—	2,876
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(15,651)	$24,723	$14,176	$32,428	$(8,848)	$(28,323)	$18,505
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.

The Andersons, Inc.
Reconciliation to EBITDA and Adjusted EBITDA
(unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended December 31, 2017
Income (loss) before income taxes	$8,347	$6,429	$(18,047)	$6,733	$1,832	$(6,188)	$(894)
Income (loss) attributable to the noncontrolling interests	—	25	—	—	—	—	25
Income (loss) before income taxes attributable to The Andersons, Inc.	8,347	6,404	(18,047)	6,733	1,832	(6,188)	(919)
Interest expense	1,399	(15)	1,404	1,536	55	(284)	4,095
Depreciation and amortization	4,537	1,504	6,405	6,011	—	3,409	21,866
Earnings before interest, taxes, depreciation and amortization (EBITDA)	14,283	7,893	(10,238)	14,280	1,887	(3,063)	25,042
Adjusting items impacting EBITDA:
Goodwill impairment	—	—	17,081	—	—	—	17,081
Asset impairment	10,913	—	—	—	—	—	10,913
Total adjusting items	10,913	—	17,081	—	—	—	27,994
Adjusted EBITDA	$25,196	$7,893	$6,843	$14,280	$1,887	$(3,063)	$53,036
Three months ended December 31, 2016
Income (loss) before income taxes	$12,912	$12,840	$(3,832)	$9,730	$(6,204)	$(8,711)	$16,735
Income (loss) attributable to the noncontrolling interests	—	1,165	—	—	—	—	1,165
Income (loss) before income taxes attributable to The Andersons, Inc.	12,912	11,675	(3,832)	9,730	(6,204)	(8,711)	15,570
Interest expense	770	1	889	853	55	505	3,073
Depreciation and amortization	4,364	1,490	7,450	5,025	598	3,154	22,081
Earnings before interest, taxes, depreciation and amortization (EBITDA)	18,046	13,166	4,507	15,608	(5,551)	(5,052)	40,724
Adjusting items impacting EBITDA:
Total adjusting items	—	—	—	—	—	—	—
Adjusted EBITDA	$18,046	$13,166	$4,507	$15,608	$(5,551)	$(5,052)	$40,724

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Twelve months ended December 31, 2017
Income (loss) before income taxes	$12,844	$18,976	$(45,121)	$24,798	$(7,309)	$(24,713)	$(20,525)
Income (loss) attributable to the noncontrolling interests	—	98	—	—	—	—	98
Income (loss) before income taxes attributable to The Andersons, Inc.	12,844	18,878	(45,121)	24,798	(7,309)	(24,713)	(20,623)
Interest expense	8,320	(67)	6,420	7,023	324	(453)	21,567
Depreciation and amortization	18,757	5,970	26,628	23,081	70	11,906	86,412
Earnings before interest, taxes, depreciation and amortization (EBITDA)	39,921	24,781	(12,073)	54,902	(6,915)	(13,260)	87,356
Adjusting items impacting EBITDA:
Goodwill impairment	—	—	59,081	—	—	—	59,081
Asset impairment	10,913	—	—	—	—	—	10,913
Total adjusting items	10,913	—	59,081	—	—	—	69,994
Adjusted EBITDA	$50,834	$24,781	$47,008	$54,902	$(6,915)	$(13,260)	$157,350
Twelve months ended December 31, 2016
Income (loss) before income taxes	$(15,654)	$27,602	$14,176	$32,428	$(8,848)	$(28,323)	$21,381
Income (loss) attributable to the noncontrolling interests	(3)	2,879	—	—	—	—	2,876
Income (loss) before income taxes attributable to The Andersons, Inc.	(15,651)	24,723	14,176	32,428	(8,848)	(28,323)	18,505
Interest expense	7,955	35	6,448	6,461	496	(276)	21,119
Depreciation and amortization	18,232	5,925	28,663	20,082	2,452	8,971	84,325
Earnings before interest, taxes, depreciation and amortization (EBITDA)	10,536	30,683	49,287	58,971	(5,900)	(19,628)	123,949
Adjusting items impacting EBITDA:
Total adjusting items	—	—	—	—	—	—	—
Adjusted EBITDA	$10,536	$30,683	$49,287	$58,971	$(5,900)	$(19,628)	$123,949